Filed pursuant to Rule 424(b)(3)
Registration No. 333-164504

PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated May 9, 2011)

7,000,000 Shares

Pioneer Power Solutions, Inc.

Common Stock
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This prospectus supplement dated June 9, 2011 supplements that certain prospectus dated May 9, 2011 (the “prospectus”) relating to the sale by the selling stockholders identified in this prospectus of up to 7,000,000 shares of our common stock, which includes:

•	5,000,000 shares of common stock issued in a private placement;

•	1,000,000 shares of common stock initially issuable upon the exercise of an outstanding warrant to purchase shares of common stock at an exercise price of $2.00 per share; and

•	1,000,000 shares of common stock initially issuable upon the exercise of an outstanding warrant to purchase shares of common stock at an exercise price of $3.25 per share.

The sole purpose of this prospectus supplement is to disclose that certain of the stockholders listed under “Selling Stockholders” in the prospectus are participating in an underwritten offering of certain of the shares of our common stock covered by the prospectus, which shares are now also included in our Registration Statement on Form S-1 (File No. 333-173629), initially filed on April 20, 2011, as amended (the “new registration statement”).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus.  This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained modifies or supersedes the information contained in the prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PPSI.OB.” The last reported market price of the common stock on the OTC Bulletin Board on June 8, 2011 was $3.00 per share. This does not reflect a one-for-five reverse stock split that is expected to occur the day immediately following the effectiveness of the new registration statement.  Our shares of common stock have been approved for quotation on the Nasdaq Capital Market under the symbol “PPSI,” subject to the completion of the offering covered by the new registration statement.

Investing in the common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2011.